Exhibit 99.1

ADVANCED CHIP ENGINEERING TECHNOLOGY INC.

FINANCIAL STATEMENTS AND
REPORTS OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRMS

DECEMBER 31, 2007, 2006 AND 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Advanced Chip Engineering Technology Inc.

We have audited the accompanying balance sheet of Advanced Chip Engineering Technology Inc. (the “Company”) as of December 31, 2007, and the related statements of income, changes in stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The balance sheet of Advanced Chip Engineering Technology Inc. as of December 31, 2006, and the related statements of income, changes in stockholders’ equity and cash flows for the year then ended were audited by other auditors whose report, dated January 4, 2008, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Chip Engineering Technology Inc., as of December 31, 2007, and the results of its operations and its cash flows for the year then ended, in conformity with the “Business Entity Accounting Law”, “Regulation on Business Entity Accounting Handling” and accounting principles generally accepted in the Republic of China.

The “Business Entity Accounting Law”, “Regulation on Business Entity Accounting Handling” and accounting principles generally accepted in the Republic of China vary in certain significant respects from accounting principles generally accepted in the United States. A narrative discussion of the significant differences is presented in Note 11 to the financial statements.

The financial statements of the Company for the year ended December 31, 2005 were not audited by us or other auditors. The inclusion of those statements is solely for the comparative purpose.

 /s/ Pricewaterhouse Coopers

Hsinchu, Taiwan

Republic of China

March 14, 2008

[ERNST & YOUNG LETTERHEAD]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Advanced Chip Engineering Technology Inc.

We have audited the accompanying balance sheet of Advanced Chip Engineering Technology Inc. (the “Company”) as of December 31, 2006, and the related statements of income, changes in stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Chip Engineering Technology Inc., as of December 31, 2006, and the results of its operations and its cash flows for the year then ended, in conformity with the “Business Entity Accounting Law” and accounting principles generally accepted in the Republic of China.

The “Business Entity Accounting Law” and accounting principles generally accepted in the Republic of China vary in certain significant respects from accounting principles generally accepted in the United States. A narrative discussion of the significant differences is presented in Note 11 to the financial statements.

/s/ Ernst & Young

Ernst & Young

CERTIFIED PUBLIC ACCOUNTANTS

Taipei, Taiwan

Republic of China

January 4, 2008

Advanced Chip Engineering Technology Inc.

Balance Sheets

(Expressed in New Taiwan Dollars)

		December 31,
	Notes	2007	2006
Current Assets
Cash and cash equivalents	4.(1)	$877,955,535	$537,221,671
Notes receivable, net		—	152,250
Accounts receivable, net	4.(2), 5	28,256,817	3,661,296
Other financial assets	4.(3), 5	5,732,269	7,515,259
Inventories, net	4.(4)	32,964,533	15,225,905
Restricted assets – current	6	100,000	3,669,688
Prepayments and other current assets		22,560,704	18,658,661
		967,569,858	586,104,730

Property, Plant and Equipment	4.(5), 6
Land		118,096,466	116,668,319
Buildings and facilities		366,042,772	358,808,026
Machinery and equipment		892,502,814	628,929,591
Transportation equipment		960,567	960,567
Office equipment		24,627,473	16,058,807
Other equipment		4,519,228	2,826,799
		1,406,749,320	1,124,252,109
Less : Accumulated depreciation		(519,735,500)	(410,572,762)
Accumulated impairment		(25,391,734)	(24,946,734)
Construction in progress and prepayment for equipment		665,148,770	24,145,853
		1,526,770,856	712,878,466

Intangible Assets
Trademarks		—	70,035
Patents		—	2,386,869
Computer software		8,634,782	4,035,639
Technology know-how		—	2,167,019
		8,634,782	8,659,562

Other Assets
Leased assets	4.(6), 6	62,521,181	72,065,369
Refundable deposits		480,000	198,000
Deferred assets		—	1,066,852
		63,001,181	73,330,221

Total Assets		$2,565,976,677	$1,380,972,979

		December 31,
	Notes	2007	2006
Current Liabilities
Short-term loans	4.(7)	$335,543,430	$—
Accounts payable		19,615,539	8,919,218
Payables on equipment		202,222,710	33,577,801
Current portion of long-term loans	4.(8)	88,607,221	81,771,745
Accrued expenses and other current liabilities	5	77,536,427	70,132,455
		723,525,327	194,401,219

Long-term Liabilities
Long-term loans	4.(8)	185,558,030	278,219,988

Other Liabilities
Deposits received		2,022,381	2,022,381
Total Liabilities		911,105,738	474,643,588

Stockholders’ Equity
Common stock	4.(10)	2,244,137,130	1,244,137,130
Capital reserve	4.(11)
Additional Paid-in capital		200,000,000	—
Accumulated deficits	4.(12)	(782,471,138)	(331,012,686)
Treasury stock	4.(13)	(6,795,053)	(6,795,053)
Total Stockholders’ Equity		1,654,870,939	906,329,391

Commitments and Contingencies	7

Total Liabilities and Stockholders’ Equity		$2,565,976,677	$1,380,972,979

The accompanying notes are an integral part of these financial statements.
See report of independent registered public accounting firm dated March 14, 2008.

Advanced Chip Engineering Technology Inc.

Statements of Income

(Expressed in New Taiwan Dollars)

		For the years ended December 31,
	Notes	2007	2006	2005
				(Unaudited)
Operating Revenues	5	$60,999,316	$17,545,967	$6,700,130
Cost of Goods Sold	4.(16)	(339,840,710)	(249,820,129)	(260,675,159)
Gross Loss		(278,841,394)	(232,274,162)	(253,975,029)

Operating Expenses	4.(16)
Selling expense		(15,084,914)	(2,475,027)	(2,871,304)
General and administrative expenses		(48,854,547)	(43,993,027)	(48,762,549)
Research and development expenses		(128,631,792)	(86,224,683)	(43,751,177)
Total operating expenses		(192,571,253)	(132,692,737)	(95,385,030)
Operating Loss		(471,412,647)	(364,966,899)	(349,360,059)

Non-operating Income and Revenue
Interest revenue		11,380,343	4,132,881	4,665,355
Gain on disposal of investments		—	5,201	1,139,743
Foreign exchange gain		2,778,876	505,833	374,796
Rental revenue		26,712,038	31,705,360	25,672,235
Gain on recovery of market value of inventories		—	—	462,428
Other		—	31,445,823	3,023,889
Total non-operating income and revenue		40,871,257	67,795,098	35,338,446

Non-operating Expenses and Losses
Interest expense		(11,443,448)	(12,167,954)	(13,328,591)
Loss on disposal of property, plant and equipment		—	(20,775)	(12,809,400)
Loss on obsolescence and decline in market value of inventories		(1,184,718)	(59,233)	—
Impairment loss		(445,000)	(1,827,734)	(23,119,000)
Other losses		(7,843,896)	(22,747,948)	(15,039,347)
Total non-operating expenses and losses		(20,917,062)	(36,823,644)	(64,296,338)

Loss Before Income Taxes		(451,458,452)	(333,995,445)	(378,317,951)
Income tax expense	4.(15)	—	—	—
Net Loss		$(451,458,452)	$(333,995,445)	$(378,317,951)

The accompanying notes are an integral part of these financial statements.
See report of independent registered public accounting firm dated March 14, 2008.

Advanced Chip Engineering Technology Inc.

Statements of Changes in Stockholders’ Equity

(Expressed in New Taiwan Dollars)

	Common Stock	Additional Paid- in Capital	Accumulated Deficits	Treasury Stock	Total

Balance at January 1, 2005 (Unaudited)	$1,169,922,760	$166,666,666	$(305,605,035)	$(12,341,604)	$1,018,642,787
Net loss for 2005	—	—	(378,317,951)	—	(378,317,951)

Balance at December 31, 2005 (Unaudited)	1,169,922,760	166,666,666	(683,922,986)	(12,341,604)	640,324,836
Capital reserve transferred to offset accumulated deficits	—	(166,666,666)	166,666,666	—	—
Capital reduction to offset accumulated deficits	(525,785,630)	—	520,239,079	5,546,551	—
Issuance of common stock for cash	600,000,000	—	—	—	600,000,000
Net loss for 2006	—	—	(333,995,445)	—	(333,995,445)

Balance at December 31, 2006	1,244,137,130	—	(331,012,686)	(6,795,053)	906,329,391
Issuance of common stock for cash	1,000,000,000	200,000,000	—	—	1,200,000,000
Net loss for 2007	—	—	(451,458,452)	—	(451,458,452)

Balance at December 31, 2007	$2,244,137,130	$200,000,000	$(782,471,138)	$(6,795,053)	$1,654,870,939

The accompanying notes are an integral part of these financial statements.
See report of independent registered public accounting firm dated March 14, 2008.

Advanced Chip Engineering Technology Inc.

Statements of Cash Flows

(Expressed in New Taiwan Dollars)

	For the years ended December 31,
	2007	2006	2005
			(Unaudited)
Cash flows from operating activities:
Net loss	$(451,458,452)	$(333,995,445)	$(378,317,951)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	115,069,689	118,446,344	113,185,550
Amortization	7,731,567	10,408,402	19,439,964
Bad debt expenses	—	—	798,449
Provision for (recovery of) obsolescence and market value decline of inventories	1,184,718	59,233	(462,428)
Increase in allowance for sale discounts	—	3,387,226	—
Loss on disposal of property, plant and equipment	—	20,775	12,809,400
Impairment loss	445,000	1,827,734	23,119,000
(Increase) decrease in:
Notes receivable	152,250	(47,250)	(105,000)
Accounts receivable	(24,595,521)	(5,132,499)	1,589,003
Other financial assets	1,782,990	(1,034,097)	(5,872,139)
Inventories	(18,923,346)	(12,049,365)	1,978,138
Prepayments and other current assets	(3,902,043)	(7,737,679)	(4,231,455)
Increase (decrease) in:
Accounts payable	10,696,321	4,533,661	768,583
Payables to related parties	—	—	(218,862)
Accrued expenses and other current liabilities	7,403,972	374,308	8,727,919
Net cash used in operating activities	(354,412,855)	(220,938,652)	(206,791,829)

Cash flows from investing activities:
Decrease (increase) in restricted deposits	3,569,688	33,002,312	(1,671,308)
Decrease (increase) in other receivables – financing	—	50,000,000	(50,000,000)
Acquisition of property, plant and equipment	(751,217,982)	(87,529,574)	(118,197,363)
Proceeds from disposal of property, plant and equipment	—	—	133,340
(Increase) decrease in refundable deposits	(282,000)	—	39,403
Increase in intangible assets and deferred assets	(6,639,935)	(992,000)	(1,251,698)
Net cash used in investing activities	$(754,570,229)	$(5,519,262)	$(170,947,626)

	For the years ended December 31,
	2007	2006	2005
			(Unaudited)
Cash flows from financing activities:
Increase (decrease) in short-term loans	$335,543,430	$(7,646,480)	$(7,650,392)
Repayment of long-term loans	(85,826,482)	(5,770,146,)	(102,222,659)
Decrease in deposits received	—	(1,302,000)	(1,650,000)
Issuance of common stock for cash	1,200,000,000	600,000,000	—
Net cash provided by (used in) financing activities	1,449,716,948	585,281,374	(111,523,051)
Increase (decrease) in cash and cash equivalents	340,733,864	358,823,460	(489,262,506)
Cash and cash equivalents, beginning of year	537,221,671	178,398,211	667,660,717
Cash and cash equivalents, end of year	$877,955,535	$537,221,671	$178,398,211

Supplemental disclosures of cash flows information:
Interest paid during the year (excluding capitalized interest)	$10,915,765	$11,562,660	$13,406,452
Income tax paid during the year	$—	$—	$—

Investing and financing activities partially affected cash flows
Acquisition of property, plant and equipment	$919,862,891	$98,992,178	$111,423,520
Add: Beginning balance of payables to equipment suppliers	33,577,801	22,115,197	28,889,040
Less: Ending balance of payables to equipment suppliers	(202,222,710)	(33,577,801)	(22,115,197)
Cash paid for acquisition of property, plant and equipment	$751,217,982	$87,529,574	$118,197,363

Investing and financing activities not affected cash flows
Current portion of long-term loans	$88,607,221	$81,771,745	$74,908,394
Capital reduction and capital surplus transferred to offset accumulated deficits	$—	$686,905,745	$—

The accompanying notes are an integral part of these financial statements.
See report of independent registered public accounting firm dated March 14, 2008.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

1. History

Advanced Chip Engineering Technology Inc. (the “Company”) was incorporated under the Company Law of the Republic of China in May 2000.  The Company’s major business activity is to engage in the business of testing and assembling service, manufacturing and selling integrated circuit.  As of December 31, 2007 and 2006, the Company had 398 and 296 employees, respectively.

2. Summary of Significant Accounting Policies

The accompanying financial statements are prepared in accordance with the “Business Entity Accounting Law”, “Regulation on Business Entity Accounting Handling” and accounting principles generally accepted in the Republic of China.  Significant accounting policies are summarized below:

☐ Foreign currency transactions

The accounts of the Company are maintained in New Taiwan dollars.  Transactions arising in foreign currencies are translated into New Taiwan dollars at the exchange rates prevailing at the relevant dates of the transactions.  The exchange gains or losses arising from the difference between the exchange rates at the dates of transactions and the related dates of actual receipts and payments are charged to current year’s results of operations.

Assets and liabilities denominated in foreign currencies are translated into New Taiwan dollars at the exchange rate prevailing at the balance sheet date.  Gains or losses from foreign currency translations are included in current year’s results of operations. When a gain or loss on a nonmonetary item is recognized directly in equity, any exchange component of that gain or loss shall be recognized directly in equity.  Conversely, when a gain or loss on a nonmonetary item is recognized in profit or loss, any exchange component of that gain or loss shall be recognized in profit or loss.  However, nonmonetary items that are measured on a historical cost basis are translated using the exchange rate at the transaction date.

 ☐ Classification of current and non-current items

A.          Assets that meet one of the following criteria are classified as current assets; otherwise they are classified as non-current assets:

a)             Assets arising from operating activities that are expected to be realized or consumed, or are intended to be sold within the normal operating cycle;

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

b)             Assets held mainly for trading purposes;

c)              Assets that are expected to be realized within twelve months from the balance sheet date;

d)             Cash and cash equivalents, excluding restricted cash and cash equivalents and those that are to be exchanged or used to pay off liabilities more than twelve months after the balance sheet date.

B.          Liabilities that meet one of the following criteria are classified as current liabilities; otherwise they are classified as noncurrent liabilities:

a)             Liabilities arising from operating activities that are expected to be paid off within the normal operating cycle;

b)             Liabilities arising mainly from trading activities;

c)              Liabilities that are to be paid off within twelve months from the balance sheet date;

d)             Liabilities for which the repayment date cannot be extended unconditionally to more than twelve months after the balance sheet date.

☐ Cash Equivalents

Cash and cash equivalents include cash on hand and in banks and other short-term highly liquid investments which are readily convertible to known amount of cash and which are subject to insignificant risk of changes in value resulting from fluctuations in interest rates.

☐ Accounts receivable

Accounts receivable represent claims resulting from the sale of goods and the services provided.  The fair value of accounts receivable is calculated based on the imputed interest rate.  Accounts receivable which are collectible within one year, and where the difference between the fair value and the value at maturity is insignificant are measured at carrying value.

☐ Allowance for Doubtful Accounts

Allowance for doubtful accounts is provided based on the evaluation of the collectibility of ending balances of notes receivable, accounts receivable and other receivables.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

☐ Inventories

Inventories are stated at the lower of aggregate cost or market value.  The cost is determined using the weighted-average method.  The market value is based on the replacement cost for raw materials and supplies and net realizable value for work in process, finished goods and merchandise.  Allowance for slow moving items and decline in the market value is provided when necessary.

☐ Property, Plant and Equipment

A.         Property, plant and equipment are stated at cost.  Interests incurred on the loans used to bring the assets to the condition and location necessary for their intended uses are capitalized.

B.         Depreciation is provided under the straight-line method based on the assets’ estimated economic service lives.  Salvage value of the fully depreciated assets that are still in use is depreciated based on the re-estimated economic service lives.

The estimated economic service lives of property, plant and equipment are as below:

Buildings and facilities of 50 years (including buildings of 50 years and renovation of 5 to 20 years.)

Machinery and equipment	5 to 10 years
Transportation equipment	2 to 5 years
Office equipment	2 to 5 years
Other equipment	3 to 5 years
Leased assets	3 to 50 years

C.         Major improvements and renewals are capitalized and depreciated accordingly.  Maintenance and repairs are expensed as incurred.

D.         Assets leased out under operating leases are classified as leased assets.  Rental income, after subtracting respective depreciation expenses, is recognized in non-operating income and revenue.

E.          Property, plant and equipment that are idle or have no value in use are reclassified to “other assets” at the lower of the fair value less costs to sell or book value.  The resulting difference is included in current operations.  Depreciation provided on these assets is charged to non-operating expense.

☐ Intangible Assets

Intangible assets, mainly trademarks, patents, computer software and technology know-how, are amortized on a straight-line basis over 3~20 years.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

☐ Impairment of non-financial assets

The Company recognizes impairment loss when there is indication that the recoverable amount of an asset is less than its carrying amount.  The recoverable amount is the higher of the fair value less costs to sell and value in use.  The fair value less costs to sell is the amount obtainable from the sale of the asset in an arm’s length transaction after deducting any direct incremental disposal costs.  The value in use is the present value of estimated future cash flows to be derived from continuing use of the asset and from its disposal at the end of its useful life.  When the impairment no longer exists, the impairment loss recognized in prior years shall be recovered.  However, impairment loss of goodwill is not recoverable.

☐ Pension plan

Under the defined benefit pension plan, net periodic pension costs are recognized in accordance with the actuarial calculations.  Net periodic pension costs include service cost, interest cost, expected return on plan assets, and amortization of unrecognized net transition obligation and gains or losses on plan assets.  Unrecognized net transition obligation is amortized on a straight-line basis over 15 years.  Under the defined contribution pension plan, net periodic pension costs are recognized as incurred.

☐ Income Tax

The Company uses inter-period as well as intra-period tax allocation for income tax.  Over or under provision of prior years’ income tax liabilities is included in current year’s income tax expense.

Investment tax credits arising from the expenditures incurred on acquisitions of equipment and research and development are recognized in the year the related expenditures are incurred.

The additional 10% income tax on the unappropriated retained earnings is recognized in the year when the stockholder approved the resolution to retain the earnings.

☐ Revenue, cost and expenses

Revenue is recognized when the earning process is substantially completed and considered realized or realizable.  Costs are recognized when the associated revenue is earned.  Expenses, including research and development expenditures, are recognized as incurred.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

☐ Treasury Stock

A.            Treasury stock is stated at cost.

B.            Upon disposal of the treasury stock, if the disposal price exceeds the cost of the treasury stock disposed of, the difference is credited to “capital reserve — treasury stock.”  If the disposal price is less than the cost, the difference is debited to the capital reserve arising from the treasury stock of the same class.  Where the capital reserve is insufficient to cover the difference, the remaining amount is charged against retained earnings.

C.            The cost of treasury stock is accounted for on a weighted-average basis.

☐ Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting period.  Actual results could differ from those assumptions and estimates.

3. Effects of changes in accounting principles

Effective January 1, 2006, the Company adopted the R.O.C. SFAS No. 34, “Accounting for Financial Instruments” and SFAS No. 36, “Disclosure and Presentation of Financial Instruments.”  These changes in accounting principles had no significant effect on the financial statements as of and for the year ended December 31, 2006.

4. Contents of Significant Accounts

(1) Cash and Cash Equivalents

	December 31,
	2007	2006
Cash
Cash on hand	$43,822	$57,140
Checking and saving accounts	83,902,589	26,164,531
Time deposits	784,000,000	511,000,000
	867,946,411	537,221,671
Cash equivalent
RP – Bonds	10,009,124	—
Total	$877,955,535	$537,221,671

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

(2) Accounts Receivable, Net

	December 31,
	2007	2006
Accounts receivable – third parties	$13,946,469	$7,846,971
Accounts receivable – related parties	14,310,348	—
	28,256,817	7,846,971
Less: Allowance for doubtful accounts	—	(798,449)
Allowance for sale returns and discounts	—	(3,387,226)
	$28,256,817	$3,661,296

(3) Other Financial Assets

	December 31,
	2007	2006
Tax refundable	$1,437,017	$753,518
Interest receivable	523,518	309,949
Other receivables – other	3,771,734	6,451,792
	$5,732,269	$7,515,259

(4) Inventories

	December 31,
	2007	2006
Raw materials and supplies	$24,520,541	$13,973,681
Work in process	5,223,228	943,247
Finished goods	6,526,513	2,723,814
	36,270,282	17,640,742
Less: Allowance for obsolescence and market value decline in inventories	(3,305,749)	(2,414,837)
	$32,964,533	$15,225,905

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

(5) Property, Plant and Equipment

	December 31, 2007
Asset	Cost	Accumulated depreciation	Accumulated impairment	Book value
Land	$118,096,466	$—	$—	$118,096,466
Building and facilities	366,042,772	(66,157,710)	—	299,885,062
Machinery and equipment	892,502,814	(438,422,659)	(25,391,734)	428,688,421
Transportation equipment	960,567	(960,567)	—	—
Office equipment	24,627,473	(12,307,357)	—	12,320,116
Other equipment	4,519,228	(1,887,207)	—	2,632,021
Construction in progress	61,196,496	—	—	61,196,496
Prepayment for equipment	603,952,274	—	—	603,952,274
	$2,071,898,090	$(519,735,500)	$(25,391,734)	$1,526,770,856

	December 31, 2006
Asset	Cost	Accumulated depreciation	Accumulated impairment	Book value
Land	$116,668,319	$—	$—	$116,668,319
Building and facilities	358,808,026	(54,389,893)	—	304,418,133
Machinery and equipment	628,929,591	(345,338,141)	(24,946,734)	258,644,716
Transportation equipment	960,567	(909,904)	—	50,663
Office equipment	16,058,807	(8,026,326)	—	8,032,481
Other equipment	2,826,799	(1,908,498)	—	918,301
Prepayment for equipment	24,145,853	—	—	24,145,853
	$1,148,397,962	$(410,572,762)	$(24,946,734)	$712,878,466

For the year ended December 31, 2007, interest expenses prior to capitalization amounted to $13,993,516 and interest capitalized to property, plant and equipment amounted to $2,550,068 with interest rate ranging from 2.41% to 3.68%.  There was no interest capitalized for the year ended December 31, 2006.

Effective January 1, 2005, the Company adopted R.O.C. SFAS No. 35, “Accounting for Asset Impairment” to assess the impairment of its long-lived assets and recognized asset impairment as follows:

	For the years ended December 31,
	2007	2006	2005
			(Unaudited)
Increase in loss of asset impairment	$445,000	$1,827,734	$23,119,000

	December 31,
	2007	2006
Accumulated impairment of property, plant and equipment	$(25,391,734)	$(24,946,734)

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

(6) Leased Assets

	December 31,
	2007	2006
Land	$18,086,934	$19,515,081
Buildings and facilities	42,086,465	44,347,211
Machinery and equipment	133,658,940	133,658,940
Office equipment	3,900	3,900
	193,836,239	197,525,132
Less: Accumulated depreciation	(131,315,058)	(125,459,763)
	$62,521,181	$72,065,369

The depreciation of leased assets, recorded as non-operating expenses, amounted to $6,085,677, $20,887,053 and $12,327,264, respectively, for the years ended December 31, 2007, 2006 and 2005.

Please refer to Note 6 for leased assets pledged as collateral.

(7) Short-term Loan

	December 31,
	2007	2006
Unsecured bank loans	$335,543,430	$—
Interest rates	1.8%-4.101%	—

(8) Long-term Loans

	December 31,
	Interest rates		Balance
	2007	2006	2007	2006
	%	%
Long-term loan, payable in 90 monthly installments from January 2004 through July 2011, with interest due monthly	3.660	3.270	$177,048,284	$230,574,510
Long-term loan, payable in 18 quarterly installments from July 2004 through October 2008, with interest due monthly	3.513	3.325	14,144,000	28,288,000
Long-term loan, payable in 20 quarterly installments from July 2007 through April 2012, with interest due monthly	1.000	1.000	58,500,000	65,000,000
Long-term loan, payable in 60 monthly installments from January 2005 through December 2009, with interest due monthly	3.257	3.151	24,472,967	36,129,223
Total long-term loans			274,165,251	359,991,733
Less: Current portion			(88,607,221)	(81,771,745)
			$185,558,030	$278,219,988

There is no unused facility as of December 31, 2007 and 2006.

Please refer to Note 6 for assets pledged for long-term loans.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

(9) Pensions

The Company has a defined benefit pension plan in accordance with the Labor Standards Law, covering all regular employees for services provided prior to July 1, 2005, and employees who choose to remain under the defined benefit plan subsequent to the enforcement of the Labor Pension Act (the “Act”) on July 1, 2005.  Under the defined benefit plan, two units are accrued for each year of service for the first 15 years and one unit is accrued for each additional year thereafter subject to a maximum of 45 units.  Pensions paid upon retirement are based on the number of units accrued and the average monthly salaries and wages of the last six months prior to retirement.  The Company contributes monthly an amount equal to 2% of the employees’ monthly salaries and wages to the retirement fund deposited with Bank of Taiwan, the trustee.  For the years ended December 31, 2007, 2006 and 2005, net pension costs recognized under the defined benefit plan was $75,160, $1,411,096 and $3,027,722, respectively.  The balance of the retirement fund deposited with Bank of Taiwan was $9,704,503 and $8,341,390 as of December 31, 2007 and 2006, respectively.

Effective July 1, 2005, under the Act, the Company has established a defined contribution pension plan.  Under the Act, current employees have the option to be covered under the defined contribution plan.  The Company contributes monthly an amount based on 6% of the employees’ monthly salaries and wages to the employees’ individual pension accounts at the Bureau of Labor Insurance.  Benefits accrued are portable upon a change of employment.  Pensions are paid by monthly installments or in lump sum based on the accumulated balances of the employees’ individual pension accounts.  The net pension costs recognized under the defined contribution plan for the years ended December 31, 2007, 2006 and 2005 was $9,280,653, $6,823,629 and $2,016,678, respectively.

(10) Common Stock

As of December 31, 2007, the Company’s authorized and issued common stock amounted to $3,000,000,000 and $2,244,137,130, divided into 300,000,000 shares (including 6,400,000 shares for technology know-how and 30,000,000 shares reserved for the exercise of employee stock options in the future) and 224,413,713 shares (including 1,806,093 shares for technology know-how), respectively, at par of $10. On March 8, 2006, the stockholders resolved to increase the Company’s authorized capital to $2,000,000,000, divided into 200,000,000 shares, and to offset its accumulated deficits through capital reduction of $525,785,630 and transferring of capital reserves of $166,666,666.  The decrease of capital had been approved by the authority-in-change.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

Besides, in the same meeting held on March 8, 2006, the stockholders resolved to issue 60,000,000 new shares for cash with issuance price at par value of $10 per share.  The Board of Directors selected September 14, 2006 as the record date, and the required registered procedures were completed.

On May 2, 2007, the stockholders resolved to issue 100,000,000 new shares for cash with issuance price at $12 per share.  The Board of Directors selected September 5, 2007 as the record date, and the required registered procedures were completed.

(11) Capital Reserve

The R.O.C. Company Law requires that capital reserve shall be exclusively used to offset accumulated deficits or to increase capital and shall not be used for any other purpose.  However, all or part of capital reserve arising from paid-in capital in excess of par value on issuance of common stock and donations can be capitalized once a year, provided that the Company has no accumulated deficits.

(12) Retained Earnings (Accumulated Deficits)

The Company’s articles of incorporation provides that the net income, after deducting previous years’ losses and the appropriation of 10% legal reserves, may be appropriated or distributed proportionately as follows:

A.            84% as dividend paid to stockholders;

B.            1% as remuneration for directors and supervisors;

C.            15% as employee bonuses.

Distributions of stockholders’ dividends and employee bonuses may be in cash or in the form of common shares or a combination of both, subject to the resolution adopted by the Board of Directors and the approval of the stockholders. As of December 31, 2007 and 2006, the Company reported accumulated deficits and consequently there was no earnings available for distribution.

(13) Treasury Stock

A.            On July 15, 2004, the Company’s Board of Directors authorized the Company to repurchase its own common stock for transferring to its employees.  The movement of treasury stock is as follows:

	For the year ended December 31, 2007
Reason for reacquisition	Beginning	Increase	Decrease	Ending
To be reissued to employees	617,732	—	—	617,732

	For the year ended December 31, 2006
Reason for reacquisition	Beginning	Increase	Decrease	Ending
To be reissued to employees	1,121,964	—	(504,232)	617,732

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

B.            According to the Company Law of the Republic of China, total treasury stock shall not exceed 5% of the Company’s issued stock.  Total repurchased amounts shall not exceed the sum of retained earnings and the realized capital reserves.  The maximum amount and shares that the Company is allowed to repurchase, calculated based on the financial statements as of July 15, 2004, were approximately $35,488,000 and 5,849,614 shares, respectively.

C.            In accordance with the Company Law of the Republic of China, treasury stock shall not be pledged, nor does it possess voting rights or receive dividends.  Treasury stock shall be transferred to employees within three years from the repurchased date and shares not reissued within three-year period are to be retired.

D.            In the stockholders’ meeting held on March 8, 2006, the stockholders resolved to offset its accumulated deficits through capital reduction of $525,785,630.  Consequently, such decrease in common stock resulted in the decrease of 504,232 shares of treasury stock as of December 31, 2006.

(14) Employee Stock Options

There was no compensation cost recognized under the stock-based employee compensation plan for the years ended December 31, 2007, 2006 and 2005.  The exercise price is based on the par value of the Company’s common stock at the grant date and is not subject to change.  The granted employee stock options will expire in 4 years.  The employee stock options will be graded vested 1 year after the stock options are granted.

A.            Details of the employee stock options are set forth below:

	For the years ended December 31,
	2007		2006
		Weighted-average		Weighted-average
Stock options	Number of shares	exercise price	Number of shares	exercise price
Options outstanding at beginning of year	—	$—	—	$—
Options granted	30,000,000	10	—	—
Options exercised	—	—	—	—
Options cancelled	—	—	—	—
Options outstanding at end of year	30,000,000
Options exercisable at end of year	—		—
Options authorized but not granted at end of year	—		30,000,000

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

B.            Details of the employee stock options outstanding as of December 31, 2007 are set forth below:

	Stock options outstanding as of			Stock options exercisable as of
	December 31, 2007			December 31, 2007
Weighted-average
Range of		Remaining	Weighted-average		Weighted-average
exercise price	Number of shares	vesting period	exercise price	Number of shares	exercise price
$10	30,000,000	3.5 years	$10	—	—

C.            The following sets forth the pro forma net loss and loss per share based on the assumption that the compensation cost is accounted for using the fair value method for the stock options granted (amended) on or after January 1, 2004:

		For the years ended December 31,
		2007	2006	2005
Net loss	Net loss stated in the statements of income	$(451,458,452)	$(333,995,445)	$(378,317,951)
	Pro forma net loss	$(451,458,462)	$(333,995,445)	$(378,317,951)

D.            For the stock options granted with the compensation cost accounted for using the fair value method (pro forma disclosure), their fair value on the grant date is estimated using the Black-Scholes option-pricing model.  The weighted-average parameters used in the estimation of the fair value are as follows:

For the years ended December 31,
	2007	2006	2005
Dividend yield rate	0%	N/A	N/A
Expected price volatility	—	N/A	N/A
Risk-free interest rates	1.86~2.63%	N/A	N/A
Expected terms	3.2 years	N/A	N/A
Options granted during the period	30,000,000 shares	N/A	N/A
Weighted-average fair value	$—	N/A	N/A

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

(15) Income Taxes

A.            Income tax expense and income tax refundable

	For the years ended December 31,
	2007	2006	2005
			(Unaudited)
Income tax calculated at the statutory tax rate	$—	$—	$—
Tax effect of permanent differences	3,987,415	4,224,764	(4,135,660)
Tax effect of investment tax credits	(39,665,025)	(4,914,139)	30,407,823
Tax effect of loss carryforwards	(53,963,430)	(49,572,891)	(89,268,719)
10% tax on unappropriated earnings	—	—	—
Tax effect of valuation allowance	89,641,040	50,262,266	62,996,556
Income tax expense	—	—	—
Less: Prepaid and withholding taxes	(683,499)	(753,518)	(355,862)
Income tax refundable	$(683,499)	$(753,518)	$(355,862)

B.    Deferred income tax assets and liabilities:

	December 31,
	2007	2006
Deferred income tax assets – current	$119,314,122	$70,704,220
Deferred income tax assets – noncurrent	458,779,975	417,748,837
Valuation allowance	(578,094,097)	(488,453,057)
	$—	$—

C.    Details of temporary differences, loss carryforawards and investment tax credits resulting in deferred income tax assets and liabilities are as follows:

	December 31,
	2007		2006
	Amount	Tax effect	Amount	Tax effect
Current items:
Temporary differences	$10,273,676	$2,568,419	$22,070,252	$5,517,563
Loss carryforwards	425,581,419	106,395,355	249,765,016	62,441,254
Investment tax credits		10,350,348		2,745,403
Valuation allowance		(119,314,122)		(70,704,220)
		$—		$—
Noncurrent items:
Temporary differences	$25,391,734	$6,347,934	$29,544,814	$7,386,204
Loss carryforwards	1,457,472,328	364,368,082	1,417,435,014	354,358,754
Investment tax credits		88,063,959		56,003,879
Valuation allowance		(458,779,975)		(417,748,837)
		$—		$—

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

D.         The Company is eligible for investment tax credits under the Statute for Upgrading Industry.  Details as of December 31, 2007 are as follows:

Year generated	Qualifying items	Total tax credits	Unused tax credits	Expiration years
2004	Machinery and equipment	$1,391,436	$1,391,436	2008
	Research and development	8,958,912	8,958,912	2008
2005	Machinery and equipment	8,712,660	8,712,660	2009
	Research and development	11,313,463	11,313,463	2009
2006	Machinery and equipment	2,912,088	2,912,088	2010
	Research and development	22,715,320	22,715,320	2010
2007	Machinery and equipment	42,410,428	42,410,428	2011
		$98,414,307	$98,414,307

E.          As of December 31, 2007, losses available to be carried forward were as follows:

Year in which losses incurred	Amount filed/ approved	Losses available to be carried forward (tax effect)	Unused loss carryforwards	Expiration years
2003	Approved	$106,395,355	$106,395,355	2008
2004	Approved	70,676,694	70,676,694	2009
2005	Approved	89,077,634	89,077,634	2010
2006	Filed	88,209,071	88,209,071	2011
2007	Expected filing amount	116,404,683	116,404,683	2012
		$470,763,437	$470,763,437

F.            The Company’s income tax returns through the fiscal year 2005 have been assessed by the Tax Authority.

G.           Information relating to undistributed retained earnings (accumulated deficits):

	December 31,
	2007	2006
Prior to 1998	$—	$—
After 1998 (inclusive)	(782,471,138)	(331,012,686)
Total	$(782,471,138)	$(331,012,686)

H.   Information relating to imputation credit account:

As of December 31, 2007 and 2006, the balance of the imputation tax credit account was both $0.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

(16) Personnel, Depreciation and Amortization Expenses

	For the year ended December 31, 2007
	Included in cost of goods sold	Included in operating expenses	Total
Personnel Expenses:
Salaries and wages	$111,639,632	$83,311,631	$194,951,263
Labor and health insurance	8,376,315	5,519,314	13,895,629
Pension expense	4,776,515	4,579,298	9,355,813
Other	6,390,970	3,563,860	9,954,830
Depreciation	90,151,876	24,917,813	115,069,689
Amortization	543,011	7,188,556	7,731,567

	For the year ended December 31, 2006
	Included in cost of goods sold	Included in operating expenses	Total
Personnel Expenses:
Salaries and wages	$79,987,803	$66,834,967	$146,822,770
Labor and health insurance	6,095,869	4,156,747	10,252,616
Pension expense	4,613,896	3,620,829	8,234,725
Other	3,546,315	2,011,835	5,558,150
Depreciation	92,072,855	5,486,436	97,559,291
Amortization	365,418	10,042,984	10,408,402

	For the year ended December 31, 2005 (unaudited)
	Included in cost of goods sold	Included in operating expenses	Total
Personnel Expenses:
Salaries and wages	$70,868,285	$47,281,714	$118,149,999
Labor and health insurance	6,110,669	3,064,667	9,175,336
Pension expense	3,100,120	1,944,280	5,044,400
Other	3,823,226	1,435,950	5,259,176
Depreciation	94,861,463	5,996,823	100,858,286
Amortization	18,324,546	1,115,418	19,439,964

5. Related Party Transactions

(1) Name and Relationship of Related Parties:

Name of related party	Relationship with the Company
King Yuan Electronics Co., Ltd. (“KYEC”)	The chairman of the Company is KYEC’s vice-chairman
Silicon Storage Technology, Inc. (“SST”)	An equity investor of the Company
SST International Limited	A subsidiary of SST
Silicon Storage Technology Taiwan Ltd. (“SST Taiwan”)	A subsidiary of SST International Limited

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

(2)         Significant Related Party Transactions

A.            Operating Revenues

	For the years ended December 31,
	2007		2006		2005
					(Unaudited)
	Amount	%	Amount	%	Amount	%
KYEC	$13,577,438	23	$13,000	—	$—	—
SST	473,118	—	—	—	—	—
	$14,050,556	23	$13,000	—	$—	—

The Company operates a testing and packaging business, and the processing charge depends on the unique traits of each type of product.  Therefore, the charges for testing products of related parties are not comparable to those charged to non-related parties.  Payment terms offered to related parties are 60 days after the monthly closing, while payment terms offered to other customers are 30~90 days after monthly closing of transactions.

B.               Accounts receivable:

	December 31,
	2007		2006
	Amount	%	Amount	%
KYEC	$14,224,754	50%	$—	—
SST	85,594	—	—	—
	$14,310,348	50%	$—	—

C.               Other receivables (shown as other financial assets – current):

	December 31,
	2007		2006
	Amount	%	Amount	%
KYEC	$2,835,000	49%	$3,583,650	48%
SST	47,984	1%	2,736,146	36%
SST Taiwan	—	—	12,209	—
	$2,882,984	50%	$6,332,005	84%

Other receivables were generated mainly from the rental revenues from KYEC and payments made on behalf of SST and KYEC.

D.               Other payables:

	December 31,
	2007		2006
	Amount	%	Amount	%
KYEC	$97,200	—	$5,115,075	7%

Other payables were generated mainly from the technical support and outsourcing services provided by and rental expenses payable to KYEC.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

E.                Service provided by related party was as follows:

	For the years ended December 31,
	Transaction	2007	2006	2005
				(Unaudited)
KYEC	Charges for machinery rental, technical support and outsourcing services	$4,187,393	$5,581,510	$411,190

F.                 Rental revenue:

	For the years ended December 31,
	Leased assets	2007	2006	2005
				(Unaudited)
KYEC	Machinery	$17,350,000	$22,750,000	$10,460,000

G.               Rental expenses:

	For the years ended December 31,
	Leased assets	2007	2006	2005
				(Unaudited)
KYEC	Machinery	$—	$3,000,000	$—

H.              Asset transactions

The Company purchased machinery and equipment from KYEC amounting to $17,700,445, $0 and $0, respectively, in 2007, 2006 and 2005.

6. Assets Pledged As Collateral

	December 31,
Account	2007	2006	Subject of collaterals
Restricted assets – current	$100,000	$3,699,688	Note A
Land (including leased assets)	136,183,400	136,183,400	Long-term loans
Buildings and facilities (including leased assets)	306,990,300	315,720,931	Long-term loans
Machinery and equipments	19,687,048	44,308,705	Long-term loans
Total	$462,960,748	$499,882,724

Note A:              The Company applied for a subsidy, in term of low interest rate loan, under a program of the Industrial Development Bureau, the Ministry of Economic Affairs.  The subsidy can not be used until the Industrial Development Bureau examines and approves the related research and development documents.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

7.  Commitments and Contingencies

As of December 31, 2007, the following commitments and contingencies were not recorded in the Company’s financial statements:

A.      As of December 31, 2007, the unused letter of credit in relation to the purchase of machinery and equipment amounted to approximately USD2,112,900, EUR218,400 and JPY101,357,500.  In addition, the unpaid amount in relation to the purchase agreements entered into by the Company with the vendors to purchase machinery and equipment was $457,008,379.

B.     The Company has entered into a loan agreement with Industrial Development Bureau, the Ministry of Economic Affairs and Taiwan Business Bank for its project, “Development of Thickness and High Performance Image Sensor Module”, which was granted under the government’s Industry Research and Development Plan.  Under the agreement, the Company is entitled to a loan up to $65,000,000 from June 1, 2005 to April 15, 2012.  In the event that the Company violates the project plan or fails to extinguish the loan, Industrial Development Bureau, the Ministry of Economic Affairs has the rights to terminate the agreement and claim the loan from Hsinchu International Bank, guarantor of the loan.

8. Significant Disaster Losses

None.

9. Significant Subsequent Event

The Company sold a group of machinery and equipment to King Yuan Electronics Co., Ltd. in February 2008.  The selling price and disposal gains recognized amounted to $20,000,000 and $12,784,164, respectively.

10. Others

A.               Fair value of financial instruments

	December 31, 2007
		Fair value
	Book value	Quotation in an active market	Estimated using a valuation
Non-derivative financial instruments
Financial assets:
Financial assets with fair value equal to book value	$912,524,621	$—	$912,524,621
Financial liabilities:
Financial liabilities with fair value equal to book value	636,940,487	—	636,940,487
Long-term loans (including current portion)	274,165,251		274,165,251

Derivative financial instruments
None

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

	December 31, 2006
		Fair value
	Book value	Quotation in an active market	Estimated using a valuation
Non-derivative financial instruments
Financial assets:
Financial assets with fair value equal to book value	$552,418,164	$—	$552,418,164
Financial liabilities:
Financial liabilities with fair value equal to book value	114,651,855	—	114,651,855
Long-term loans (including current portion)	359,991,733		359,991,733

Derivative financial instruments
None

The methods and assumptions used to measure the fair value of financial instruments are summarized below:

Financial assets / liabilities with fair value equal to book value: The carrying amounts of these assets / liabilities approximate fair values due to their short maturities. This applies to cash and cash equivalents, notes and accounts receivable, refundable deposits, short-term loans, notes and accounts payable.

Long-term liabilities: Fair value is estimated based on the discontinued future cash flows. Discount rate is determined based on the Company’s credit adjusted borrowing rate on long-term loans, which approximate the floating interest rates. Accordingly, the carrying values of the long-term loans approximate their fair values.

B.            Information on financial assets and liabilities with fair value interest rate risk

As of December 31, 2007 and 2006, the financial assets exposed to fair value interest rate risk was $784,000,000 and $511,000,000, respectively.  The Company has no financial liabilities that are exposed to fair value interest rate risk as of December 31, 2007 and 2006.

C.            Financial risk management

In order to identify, evaluate and manage market risk, credit risk, liquidity risk and cash flow risk, the Company has established a risk management program and carried out procedures to monitor the fluctuations of exchange rate and interest rate, as well as implement credit controls over its transaction counterparties.

By considering factors such as changes in economic environment, competition, market value risks, and liquidity requirement, the Company adjusts related positions of financial assets and liabilities in order to optimize its risk exposure, maintain liquidity and centrally manage all market risks.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

D.            Information on significant financial risks

a.              Market risk

The Company entered into financial instrument agreements with maturities shorter than one year. Therefore, the market risk is considered to be minimal.

b.              Credit risk

The counterparties of the financial instruments are related parties and reputable companies, with which the Company has established long-term relationships. Thus, the Company believes that its exposure to potential default risk is low.

c.               Liquidity risk

The Company entered into financial instrument agreements with maturities shorter than one year, and the Company has sufficient working capital for cash requirement. Thus, the liquidity risk is expected to be low.

d.              Cash flow interest rate risk

The Company entered into financial instrument agreements with maturities shorter than one year. Therefore, the Company’s exposure to cash flow interest rate risk is considered low.

Long-term liabilities are primarily issued at floating interest rates, which are not exposed to significant cash flow interest rate risk.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

11.  Material Differences between US GAAP and ROC GAAP

The Company’s financial statements have been prepared in conformity with “Business Entity Accounting Law” and accounting principles generally accepted in the Republic of China (“ROC GAAP”), which differ in certain material respects from generally accepted accounting principles in the United States (“US GAAP”).  A narrative discussion on certain significant differences between ROC GAAP and US GAAP that are applicable to the Company are summarized below:

(1)      Compensated absences

Under ROC GAAP, the Company is not required to accrue for unused employee’s vacation leave at the end of each year.  However, under US GAAP, SFAS No. 43, “Accounting for Compensated Absences,” requires that an employer to accrue a liability for employees’ compensation for future absences if all of the following conditions are met: i) the employer’s obligation relating to employees’ rights to receive compensation for future absences is attributable to employees’ services already rendered, ii) the obligation relates to rights that vest or accumulate, iii) payment of the compensation is probable, and iv) the amount can be reasonably estimated.  Accordingly, under US GAAP, unused vacation that can be carried over to the next year has to be accrued for at each balance date to properly record the expense in the period in which the employee provided the services.

(2)      Pension

As a non-public company, the Company is permitted to account for its defined benefit pension plan by recording an expense equal to the required monthly contribution as determined by the Labor Standards Law of the R.O.C.

Under US GAAP, a defined benefit pension plan is accounted for pursuant to SFAS No. 87, “Employers’ Accounting for Pension” and SFAS No. 158 (effective for the Company in its fiscal year ending after December 15, 2006 with early adoption encouraged), “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)”, which requires the recognition of the overfunded or underfunded status of a defined benefit pension plan as an asset or liability and changes in the funded status to be recognized through other comprehensive income, net of tax.  Unrecognized gains and losses, prior service costs, or transition assets and liabilities as components of net periodic benefit cost of the period in accordance with SFAS No. 87 are now recognized as a component of accumulated other comprehensive income.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

(3)      Impairment of long-lived assets

R.O.C. SFAS No. 35, “Accounting for Impairment of Assets,” requires an entity to assess for impairment long-lived assets or asset groups whenever indications of impairment exist.  If there are any such indications, the asset or asset group must be tested for impairment.  An impairment loss for an asset or asset group must be recognized in the income statement when its carrying amount exceeds its recoverable amount.  Recoverable amount is measured as the higher of net selling price or value in use (discounted cash flows).  Reversal of impairment loss is made when there has been a change in economic conditions or in the expected use of the asset or asset group such that the previously recognized impairment loss no longer exits or has diminished.  Upon the reversal of impairment loss, the carrying value of the asset or asset group should be increased to its recoverable amount, adjusted for any depreciation (amortization) expense that would have been recognized had the asset or asset group not been impaired.  Asset impairment loss is presented as a non-operating expense, and impairment recoveries are presented as non-operating income.

Under US GAAP, a long-lived asset or asset group classified as held and used is assessed for impairment whenever events or circumstances indicate that an impairment exits.  If the undiscounted future cash flows of the asset or asset group is less then its carrying value, an impairment loss equal to the excess of its carrying value over its fair value is recognized.  In addition, impairment loss cannot be reversed for long-lived assets or asset group to be held and used, as the impairment loss results in a new cost basis for the assets.  Impairment loss is presented as an operating expense.

(4)      Cash and cash equivalents

Under ROC GAAP, all certificates of deposit are classified as cash and cash equivalents.  Under US GAAP, cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less.

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

(5)      Inventory provision

Under ROC GAAP, provisions for normal inventory scrap and obsolescence are recorded as non-operating expenses.  However, under US GAAP, provisions for normal inventory scrap and obsolescence are generally charged to cost of sales.  Under ROC GAAP, the write down of inventory due to lower-of-cost-or-market can be reversed to the extent that the reversal does not exceed the original cost.

Under US GAAP, a write-down of inventory to the lower-of-cost-or-market value creates a new cost basis that subsequently cannot be marked up based on changes in underlying circumstances.

(6)      Prepayment of property, plant and equipment

Under ROC GAAP, prepayment of property, plant and equipment is presented as part of property, plant and equipment.

Under US GAAP, prepayment of property, plant and equipment should be presented as other assets.

(7)      Technology know-how

In years 2000 and 2002, the founders of the Company contributed their technology know-how in exchange for the Company’s stock.  Under ROC GAAP, the Company recorded the technology know-how based on a valuation report with corresponding entries to common stock and additional paid-in capital.  The technology know-how was amortized over its estimated economic life using the straight-line method.

Under US GAAP, Staff Accounting Bulletin (SAB) Topic 5-G, “Acquisition of Assets from Promoters and Stockholders in Exchange for Common Stock,” states that “transfers of nonmonetary assets to a company by its promoters or stockholders in exchange for stock prior to or at the time of the company’s initial public offering normally should be recorded at the transferor’s historical cost basis determined under generally accepted accounting principles.”

(8)      Reclassification within stockholders’ equity

Under ROC GAAP, the Company can reduce its accumulated deficit by offsetting it against its capital and capital surplus balances.

Under US GAAP, a deficit reclassification can be recognized only when it qualifies as a “quasi-reorganization” which requires the following conditions to be met: a) earned surplus, as of the date selected, is exhausted; b) upon consummation of the quasi-reorganization, no deficit exists in any surplus account; c) the entire procedure is made known to all persons entitled to vote on matters of general corporate policy and the appropriate consents to the particular transactions are obtained in advance in accordance with the applicable laws and charter provisions; and d) the procedure

Advanced Chip Engineering Technology Inc.

Notes to Financial Statements

December 31, 2007, 2006 and 2005

(Expressed in New Taiwan Dollars)

accomplishes, with respect to the accounts, substantially what might be accomplished in a reorganization by legal proceedings namely, the restatement of assets in terms of present considerations as well as appropriate modifications of capital and capital surplus, in order to obviate, so far as possible, the necessity of future reorganization of like nature.

(9)      Employee stock options

In 2006, the Company was authorized to issue employee stock options.  The total number of options to be granted under the plan is equivalent to 30,000,000 shares of the Company’s common stock, and all options were granted to employees in 2007.  Under ROC GAAP, the Company applies the intrinsic value method to recognize the difference between the fair value of the stock and the exercise price of its employee stock option as compensation expense over the requisite service period, if any, and pro forma information regarding net loss is required as if the Company had accounted for the employee stock options under the fair value method.

Under US GAAP, the fair value of share-based compensation is recognized over the requisite service period. Under FAS 123(R), companies are required to develop an assumption regarding the pre-vesting forfeiture rate beginning on the grant date, which will have a direct effect on the amount of compensation cost that is recognized over the requisite service period.  Additionally, FAS 123(R) eliminated the minimum value method (i.e., zero volatility assumption) which was permitted under FAS 123 for nonpublic companies.  Nonpublic companies shall use either the fair-value method or the calculated-value method, both of which require a volatility assumption.